Exhibit 10.(f)

CUMMINS INC. DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Restated as of January 1, 2008

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ARTICLE XI	MISCELLANEOUS	11

Section 11.01.	Obligations of Employer	11
Section 11.02.	Employment Rights	12
Section 11.03.	Non-Alienation	12
Section 11.04.	Tax Withholding	12
Section 11.05.	Other Plans	12
Section 11.06.	Liability of Affiliated Employers	12

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CUMMINS INC. DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS

ARTICLE I
RESTATEMENT AND PURPOSE

Section 1.01.                         Restatement and Application.  Cummins Inc. established the Deferred Compensation Plan for Non-Employee Directors of Cummins Engine Company, Inc. (“Plan”), effective April 5, 1994, and it has amended the Plan since that time.  By this restatement, which is generally effective January 1, 2008, the Company amends the Plan to comply with the requirements of Code Section 409A and the final regulations and guidance thereunder.

Section 1.02.                         Application of Restatement.  This restatement shall apply, effective January 1, 2008, to all amounts deferred or vested under the Plan after 2004 and any earnings credited with respect to such amounts.  It does not apply to any amount deferred and vested on or before December 31, 2004, or any earnings credited under the Plan with respect to such amounts (together, “Grandfathered Amounts”), and Grandfathered Amounts shall continue to be governed by the terms and conditions of the Plan without regard to this restatement; provided, however, the person or persons entitled to receive any remaining portion of a Participant’s Accounts after his death shall be determined pursuant to this restatement, provided that the Participant’s death occurs after 2004.

Section 1.03.                         Purpose.  The sole purpose of this Plan is to provide non-employee directors of the Company with an opportunity to defer Compensation from the Company in accordance with the terms and conditions set forth herein.

Section 1.04.                         Funding.  The Company has established a grantor trust to hold assets for the provision of certain benefits under the Plan as well as other employer benefits.  Assets of the Trust are subject to the claims of the Employer’s general creditors, and no Participant shall have any interest in any assets of the Trust or the Company other than as a general creditor of the Company.

ARTICLE II
DEFINITIONS AND INTERPRETATION

Section 2.01.                         Definitions.  When the first letter of a word or phrase is capitalized herein, the word or phrase shall have the meaning specified below:

(a)                                  “Account” means, with respect to a Participant, his Deferred Cash Account or Deferred Stock Account.  Where the context permits, “Account” also means the amount credited to such Account.

(b)                                 “Administrator” means the Company’s Benefits Policy Committee or such other person that the Board designates as Administrator.  To the extent that the Administrator delegates a duty or responsibility to an agent, the term “Administrator” shall include such agent.

(c)                                  “Affirmation of Domestic Partnership” means an Applicable Form for affirming the relationship between a Participant and his Domestic Partner.

(d)                                 “Applicable Form” means a form provided by the Administrator for making an election or designation under the Plan.

(e)                                  “Beneficiary” means the person or entity entitled to receive a Participant’s death benefits under Section 7.03, if any, remaining after the Participant’s death.  A Participant’s Beneficiary shall be determined as provided in Section 7.05.

(f)                                    “Benefit Claim” means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.

(g)                                 “Board” or “Board of Directors” means the Company’s Board of Directors or, where the context so permits, its designee.

(h)                                 “Cash Deferrals” means the cash portion of eligible Compensation deferred by a Director pursuant to the Plan.

(i)                                     “Change of Control” means the occurrence of any of the following:

(1)                                  there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash or other securities or property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or

(2)                                  the liquidation or dissolution of the Company, or

(3)                                  any ‘person’ (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (‘the Exchange Act’)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise, or

(4)                                  at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two-year period, or

(5)                                  any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A or Regulation 14A promulgated under the Exchange Act.

Notwithstanding the preceding provisions, an event or series of events shall not constitute a Change of Control unless the event or series of events qualifies as a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation within the meaning of Code Section 409A(a)(2)(A)(v).

(j)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(k)                                  “Company” means Cummins Inc.

(l)                                     “Compensation” means all fees, including shares of the Company’s common stock otherwise payable pursuant to the Company’s Restricted Stock Plan for Non-Employee Directors, earned as a Director, and fees to be received for serving as a chairperson or member or for attending a meeting of a Board committee; provided, however, Compensation does not include any consulting fees earned by the Director.

(m)                               “Deferred Cash Account” means the bookkeeping account established by the Company for a Participant under Section 5.01.

(n)                                 “Deferred Stock Account” means the bookkeeping account established by the Company for a Participant under Section 5.02.

(o)                               “Denial” or “Denied” means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.

(p)                                 “Director” means a member of the Company’s Board of Directors who is not an officer or employee of the Company.

(q)                                 “Domestic Partner” means a person of the same or opposite sex (i) with whom the Participant has a single, dedicated relationship and has shared the same permanent residence for at least six months, (ii) who is not married to another person or part of another domestic partner relationship and is at least age 18, (iii) who, with the Participant, is mutually responsible for the other’s welfare, (iv) who, with the Participant, intends for their relationship to be permanent, (v) who is not so closely related to the Participant as to preclude marriage under state law, and (vi) for whom there is an Affirmation of Domestic Partnership on file with the Administrator.  In determining whether the requirements of clauses (i) through (v) of the preceding sentence have been satisfied, the Administrator may rely on the Affirmation of Domestic Partner filed with the Administrator.

(r)                                    “Grandfathered Amount” has the meaning specified in Section 1.02.

(s)                                  “Non-Grandfathered Amount” means a benefit under the Plan that is not a Grandfathered Amount.

(t)                                    “Participant” means a Director who agrees to make deferrals under the Plan and to be bound by the provisions of the Plan on a form provided by the Company, and who is, or whose Beneficiaries are, entitled to benefits under the Plan.  Once an individual has become a Participant pursuant to the preceding sentence, he shall remain a Participant until his entire benefit under the Plan has been distributed.

(u)                                 “Payment Year” means a Director’s annual term of service, which is the period beginning on the day after an annual shareholders meeting of the Company and ending on the date of the subsequent year’s annual shareholders meeting.

(v)                                 “Plan” means the “Cummins Inc. Deferred Compensation Plan for Non-Employee Directors,” as set out in this document and as it may be amended from time to time.

(w)                               “Qualified Domestic Relations Order” has the meaning specified in Code Section 414(p).

(x)                                   “Spouse” means, as of the date a Participant’s benefits under the Plan are paid, or commence to be paid, (i) the person to whom the Participant is married in accordance with applicable law of the jurisdiction in which the Participant resides, or (ii) in the case of a Participant not described in clause (i), the Participant’s Domestic Partner.

(y)                                 “Stock Deferrals” means the stock portion of eligible Compensation deferred by a Director pursuant to the Plan.

(z)                                   “Terminates Service,” “Termination of Service,” or any variation thereof refers to a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) for a reason other than the Director’s death.

Section 2.02.                         Rules of Interpretation.

(a)                                  The Plan is intended to comply with Code Section 409A, and it shall be interpreted and administered in accordance with such intent.  Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles, and the following provisions of this Section.

(b)                                 Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(c)                                  Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(d)                                 If any provision of the Plan shall be held to violate the Code or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(e)                                  Reference to any provision of the Code or other law shall be deemed to include a reference to the successor of such provision.

ARTICLE III
PARTICIPATION

Section 3.01.                         Commencement of Participation.  The Board or its designee shall provide each Director with a copy or summary of the Plan and the forms needed to make Cash Deferrals or Stock Deferrals under the Plan.  Any such Director shall become a Participant only after completing such forms and making such elections as the Board may prescribe, including an agreement to be bound by all terms of the Plan and all determinations of the Board.

Section 3.02.                         Cessation of Participation.  A Participant shall continue to be eligible to make deferrals under the Plan until the Participant ceases to be an eligible Director.  Termination of participation shall be effective as of the date on which the Director both Terminates Service and his entire interest in the Plan has been distributed.

ARTICLE IV
ELECTIONS TO DEFER

Section 4.01.                         General Provisions.

(a)                                  A Director newly elected to the Board may elect to defer his or her Compensation attributable to services performed for the balance of the Payment Year in which he or she was elected.  The election to defer Compensation may be made until 6:00 P.M. of the day of the Board meeting at which the Director is so elected (the time zone of location of said Board meeting shall control).

(b)                                 Before December 31 of any year, an incumbent Director may elect to defer all or a portion of his Compensation for services as a Director during any Payment Year(s) beginning in a later calendar year, in which case the elected deferrals shall be deferred and credited to a bookkeeping account or accounts established pursuant to the terms of the Plan.

(c)                                  A Participant may change an existing deferral election only by filing a new election form pursuant to Subsection (b), in which case the change shall be effective with respect to the Participant’s Compensation for services as a Director during the Payment Year beginning after the calendar year in which the election was filed (and later Payment Years, as elected by the Participant).

(d)                                 Once during each Payment Year, a Participant may change the investment option(s) stipulated for crediting earnings on Cash Deferrals.

(e)                                  A Participant may change his or her designation of Beneficiary(ies), but not the method of distribution to such Beneficiary(ies), at any time by filing a new election form with the Secretary of the Company.

Section 4.02.                         Election Form.  A Director may make an election to participate in the Plan by filing with the Secretary of the Company a completed election form (the form thereof being attached hereto) within the applicable time as specified in Section 4.01 above.  A completed election form shall stipulate:

(a)                                  The percentage of the cash portion of eligible Compensation and the common stock portion of eligible Compensation to be deferred;

(b)                                 The method of distribution of the Participant’s Deferred Cash Account.  The Participant may elect to receive payment of his Deferred Cash Account in either (i) one lump sum payment or (ii) a specified number of annual installments, not to exceed 15.

(c)                                  The date on which distribution is to commence;

(d)                                 The optional rate(s) for crediting earnings on Cash Deferrals; and

(e)                                  The Beneficiary or Beneficiaries to whom death benefits shall be paid pursuant to the Plan and the method of distribution of such benefits.

ARTICLE V
DEFERRED COMPENSATION ACCOUNTS

Section 5.01.                         Establishment of Deferred Cash Accounts.  At the time of a Participant’s initial election to make Cash Deferrals pursuant to Article IV, the Company shall establish a bookkeeping account (known as the Deferred Cash Account) for such Participant to record his interest under the Plan attributable to Cash Deferrals.  Cash Deferrals made by a Participant for a Payment Year shall be credited to the Deferred Cash Account as of the last day of the Payment Year, and the Account shall be adjusted as provided in Article VI.

Section 5.02.                         Establishment of Deferred Stock Account.  At the time of a Participant’s initial election to make Stock Deferrals pursuant to Article IV, the Company shall establish a bookkeeping account (known as the Deferred Stock Account) for such Participant to record his interest under the Plan attributable to Stock Deferrals.  Stock Deferrals made by a Participant for a Payment Year (rounded up to the next whole share) shall be credited to the Deferred Stock Account as of the last day of the Payment Year.  Any part of the stock portion of a Director’s Compensation not covered by a Stock Deferral election shall be paid to the Director in accordance with the terms of the Cummins Inc. Restricted Stock Plan for Non-Employee Directors.

The Deferred Stock Account shall also be credited with an amount equivalent to the dividends that would have been paid on an equal number of outstanding shares of the Company’s common stock then credited to the Participant’s Deferred Stock Account.  Such amount shall be credited as of the payment date of such dividend and converted into an additional number of whole and partial deferred shares as of such date (based on the average of the closing prices of such stock for the 20 consecutive trading days immediately preceding such date).  Such additional deferred shares shall thereafter be treated in the same manner as any other shares credited to the Participant’s Deferred Stock Account.

The number and kinds of shares standing to the credit of a Participant’s Deferred Stock Account shall be appropriately adjusted from time to time in the event of changes in the Company’s outstanding common stock by reason of stock dividends, stock splits, spinoffs, or other distributions of assets (other than normal cash dividends), recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in the Company’s corporate structure or capitalization.

Section 5.03.                         Separate Accounts for Grandfathered Amounts.  The Company shall separately account for Grandfathered Amounts and Non-Grandfathered Amounts.

ARTICLE VI
ADJUSTMENTS TO DEFERRED CASH ACCOUNTS

As of the last day of each calendar month, the Company shall credit the Participant’s Deferred Cash Account with an earnings factor.  The earnings factor will equal the amount the Participant’s Deferred Cash Account would have earned if it had been invested in the investment options determined from time to time by the Board.  The Participant is permitted to select the investment option(s) used to determine the earnings factor and may change the selection once each Payment Year.  The Participant may choose more than one investment option in increments of at least ten percent (10%).  The Board reserves the right to change or amend any of the investment options at any time.  The Company is under no obligation to acquire or provide any of the investments designated by a Participant, and any investments actually made by the Company will be made solely in the name of the Company and will remain the property of the Company.  The crediting of an earnings factor shall occur so long as there is a balance in the Participant’s Deferred Cash Account, regardless of whether the Participant has Terminated Service.

ARTICLE VII
PAYMENT OF DEFERRED AMOUNTS

Section 7.01.                         Timing of Payments.  A Participant’s Deferred Cash Account and Deferred Stock Account shall be paid (or commence distribution, if paid in installments) to the Participant (or the Participant’s Beneficiary, if the Participant is deceased) on the earliest to occur of the following:

(a)                                  the first day of the month occurring at least 30 days after the Participant’s death;

(b)                                 the first day of the calendar quarter following the Participant’s Termination of Service;

(c)                                  a Change of Control; or

(d)                                 the date specified in the election made by the Participant.

Section 7.02.                         Amount of Installment Payments.

(a)                                  The amount of each annual installment from a Participant’s Deferred Cash Account shall be determined by dividing the credit balance in such Account as of the distribution date by the number of installments then remaining unpaid (including the installment for which the calculation is being made).  The credit balance in the Participant’s Deferred Cash Account shall be reduced by the amount of each distribution out of such Account.

(b)                                 The number of shares in each annual installment from a Participant’s Deferred Stock Account shall be determined by dividing the number of shares in such Account as of the distribution date by the number of installments then remaining unpaid (including the installment for which the calculation is being made), with the number to be distributed rounded up to the next whole share.  The number of shares in the Participant’s Deferred Stock Account shall be reduced by the number of shares included in each installment. The value of any partial share remaining on the date of the final installment from such Account shall be paid in cash.

Section 7.03.                         Death Benefits.  In the event of the Participant’s death, payment of the balance in the Participant’s Deferred Cash Account and Deferred Stock Account shall be made to the Participant’s designated Beneficiary(ies), in either a lump sum or installments as elected by the Participant to Article IV.

Section 7.04.                         Payments Upon a Change of Control.  Upon a Change of Control, the balance in each Participant’s Deferred Cash Account and Deferred Stock Account shall be paid to the Participant (or, if the Participant is deceased, Beneficiary) in a single lump sum payment.  Such payment shall be made on the date of the Change of Control.

Section 7.05.                         Designating a Beneficiary.  The Participant may designate a Beneficiary only by filing a completed Applicable Form with the Administrator during his life.  The Participant’s proper filing of a Beneficiary designation shall cancel all prior Beneficiary designations.  If the Participant does not designate a Beneficiary, or if all properly designated Beneficiaries die before the Participant, the Participant’s Beneficiary shall be his Spouse, if living at the time of the Participants death, or if his Spouse is not then living, to the Participant’s estate.

ARTICLE VIII
ADMINISTRATION OF PLAN

Section 8.01.                         Powers and Responsibilities of the Administrator.

(a)                                  The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan.  The Administrator is authorized to accept service of legal process on behalf of the Plan.  To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.

(b)                                 The Administrator’s discretionary powers include, but are not limited to, the following:

(1)                                  to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Terminated Employment, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;

(2)                                  to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;

(3)                                  to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;

(4)                                  to adopt such rules as it deems necessary or appropriate; and

(5)                                  to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant’s eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

Section 8.02.                         Indemnification.  The Company shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

Section 8.03.                         Claims and Claims Review Procedure.

(a)                                All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time.  A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative.

(b)                               The Administrator shall provide the claimant with written or electronic notice of its approval or Denial of a properly filed Benefit Claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period.  If special circumstances require an extension of the time for processing the claim, the initial 90-day period may be extended for up to an additional 90 days.  If an extension is required, the Administrator shall provide written notice of the required extension before the end of the initial 90-day period, which notice shall (i) specify the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.

(c)                                If a Benefit Claim is Denied, the Administrator shall provide the claimant with written or electronic notice containing (i) the specific reasons for the Denial, (ii) references to the applicable Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.

(d)                               A claimant may appeal the Denial of a Benefit Claim by filing a written appeal with the Administrator within 60 days after receiving notice of the Denial.  The claimant’s appeal shall be deemed filed on receipt by the Administrator.  If a claimant does not file a timely appeal, the Administrator’s decision shall be deemed final, conclusive, and binding on all persons.

(e)                                  The Administrator shall provide the claimant with written or electronic notice of its decision on appeal within 60 days after receipt of the claimant’s appeal request, unless special circumstances require an extension of this time period.  If special circumstances require an extension of the time to process the appeal, the processing period may be extended for up to an additional 60 days.  If an extension is required, the Administrator shall provide written notice of the required extension to the claimant before the end of the original 60-day period, which shall specify the circumstances requiring an extension and the date by which the Administrator expects to make a decision.  If the Benefit Claim is Denied on appeal, the Administrator shall provide the claimant with written or electronic notice containing a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Benefit Claim, as well as the specific reasons for the Denial on appeal and references to the applicable Plan provisions on which the Denial is based.  The Administrator’s decision on appeal shall be final, conclusive, and binding on all persons.

ARTICLE IX
GROSS-UP PAYMENTS

If payment of the lump sum value of the Deferred Amounts pursuant to Section 7.04 (“Accelerated Payment”) causes the Accelerated Payment and any other payments made in connection with a Change of Control (together with the Accelerated Payment, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999, the Company shall pay to the Participant an additional amount (“Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax paid or payable (and not grossed-up under a similar provision of another plan or program sponsored by the Company) on the lump sum and such other Total Payments and any federal, state, and local income tax and Excise Tax upon the payment provided for by this Article, shall be equal to the Accelerated Payment and such other Total Payments.  If any of such other Total Payments are subject to the Excise Tax without regard to the Accelerated Payment, a Gross-Up Payment shall be made, but shall be limited to the increase in the Excise Tax (plus any federal, state, and local income tax and Excise Tax on such Gross-Up Payment) arising solely as a result of the Accelerated Payment.

For purposes of determining whether any of the payments described above will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Participant in connection with a Change of Control, whether payable pursuant to the terms of the Plan or any other plan, arrangement, or agreement with the Company, its successors, any person whose actions result in a change in control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a change of control, will become affiliated) with the Company within the meaning of Code Section 1504 shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Participant, the payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) either in their entirety or in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax, (ii) the amount of the payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment, the Participant shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Code Section 1274(d).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

To the extent that earlier payment is not required by the preceding provisions of this Section, the Company’s payment pursuant to this Section shall be made not later than the end of the calendar year next following the calendar year in which the Participant remits the related taxes.

ARTICLE X
AMENDMENT AND TERMINATION

The Plan shall continue in force with respect to any Participant until the completion of any payments due hereunder and shall be binding upon any successor to substantially all the assets of the Company.  The Company may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Participant under the Plan; provided, however, that no such amendment shall (i) deprive any Participant or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment; (ii) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder.  The Company may also, at any time, amend the Plan retroactively or otherwise, if and to the extent that it deems such action appropriate in light of government regulations or other legal requirements.

ARTICLE XI
MISCELLANEOUS

Section 11.01.                  Obligations of Employer.  The Employer’s only obligation hereunder shall be a contractual obligation to make payments to Participants, Spouses, or other

Beneficiaries entitled to benefits provided for herein when due, and only to the extent that such payments are not made from the Trust.

Section 11.02.                  Employment Rights.  Nothing contain herein shall confer any right on a Participant to be continued in the employ of any Employer or affect the Participant’s right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of an Employer.

Section 11.03.                  Non-Alienation.  Except as otherwise required by a Qualified Domestic Relations Order, no right or interest of a Participant, Spouse, or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.

Section 11.04.                  Tax Withholding.  The Employer or Trustee may withhold from any distribution hereunder amounts that the Employer or Trustee deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Employer or Trustee with regard to such taxes).

Section 11.05.                  Other Plans.  Amounts and benefits paid under the Plan shall not be considered compensation to the Participant for purposes of computing any benefits to which he may be entitled under any other pension or retirement plan maintained by an Employer.

Section 11.06.                  Liability of Affiliated Employers.  If any payment to be made under the Plan is to be made on account of a Participant who is or was employed by an Affiliated Employer, the cost of such payment shall be borne in such proportion as the Company and the Affiliated Employer agree.

This Restatement of the Cummins Inc. Deferred Compensation Plan for Non-Employee Directors has been signed by the Company’s duly authorized officer, acting on behalf of the Company, on this            day of December, 2008.

CUMMINS INC.

By:

Title: